Exhibit 99.1
For Immediate Release

Company Contact:	Investor Relations Contact:
Mr. Peter Chen, VP of Finance	Mr. Kalle Ahl, CFA, Account Manager
8888 Acquisition Corporation	CCG Investor Relations
Tel: +86 595 82889862 (China)	Tel: +1 646-833-3417
Email: peter.chen@sportspowersole.com	Email: kalle.ahl@ccgir.com
Website: www.chandracn.com	Website: www.ccgirasia.com

8888 Acquisition Corporation Announces Record Fiscal 2011 Third Quarter Financial Results

Jinjiang, Fujian Province, China, May 12, 2011 – 8888 Acquisition Corporation (OTCQB: EGHA) (“Chengchang Shoes” or the “Company”), in the business of designing, producing and selling high quality soles to manufacturers of athletic and leisure shoes in China, today reported its fiscal 2011 third quarter financial results for the period ending March 31, 2011.

Third Quarter Fiscal 2011 Financial Highlights

  Revenue rose 150% to $10.4 million from $4.2 million in the third quarter of fiscal year 2010
  Gross profit grew 171% to $3.9 million from $1.4 million in the third quarter of fiscal year 2010
  Net income increased 167% to $2.4 million from $0.9 million in the third quarter of fiscal year 2010
  Basic and diluted earnings per share increased to $0.07 from $0.03 in the third quarter of fiscal year 2010, despite an increase of approximately 2.5 million shares outstanding

“We are very pleased to see another robust quarter of revenue and earnings growth, which is a strong testimony to the success of our new lines of EVO products launched in May 2010,” commented Chengchang Shoes’ Chairman and Chief Executive Officer, Mr. Guoqing Zhuang. “Our proprietary EVO soles, featuring favorable abrasion resistance and enhanced cushioning relative to standard EVA soles, have been very well received in the market and are attracting more customer orders. We will continue to develop new products to consolidate Chengchang’s leadership as a product innovator in China’s rapidly growing sports shoes industry. We are confident that we have the right business strategy, supported by our experienced R&D team and efficient operating system, to meet strong current demand for our shoe sole products.”

Third Quarter Fiscal 2011 Results

In the third quarter of fiscal 2011, total revenue increased 150% to $10.4 million, from $4.2 million in the comparable period of fiscal 2010. The significant increase in revenue was driven by incremental sales from the Company’s EVO soles and EVO compound pellets products, which contributed $5.3 million and $2.3 million, respectively, in the third fiscal quarter, somewhat offset by declining revenue from the Company’s other product categories. The Company’s EVO sole and EVO compound pellet product lines, launched in May 2010, did not contribute to revenue in the third quarter of fiscal 2010.

Gross profit grew 171% to $3.9 million in the third quarter fiscal 2011, from $1.4 million in the comparable period of fiscal 2010. The increase in gross profit was primarily due to increased sales of the Company’s higher margin EVO sole and EVO compound pellet products. The Company’s overall gross margin increased to 37.3% in the third quarter of fiscal 2011 from 34.5% in the same quarter of fiscal 2010.

Selling expenses in the third quarter of fiscal 2011 were $65,828, or 0.6% of total revenue, compared to $26,891, or 0.6% of total revenue, in the comparable quarter of fiscal 2010.

General and administrative expenses in the third quarter of fiscal 2011 totaled $340,560, or 3.3% of total revenue, compared to $164,222, or 3.9% of total revenue, in the same period last year. The year-over-year increase in general and administrative expenses primarily reflects incremental public company costs, higher employee disability and welfare benefit payments as a result of a PRC governmental policy change in 2010.

Income from operations in the third quarter of fiscal 2011 was $3.5 million, an increase of 180% compared to $1.2 million last year.

Third quarter fiscal 2011 net income totaled $2.4 million, or $0.07 per diluted share, 167% higher than net income of $0.9 million, or $0.03 per diluted share, in the corresponding period of fiscal 2010.

First Nine Months Fiscal Year 2011 Results

For the nine month period ended March 31, 2011, total revenue was $36.7 million, an increase of 119% year-over-year, largely attributable to incremental sales of the Company’s EVO sole and EVO compound pellet products launched in May 2010. Gross profit for the nine months ended March 31, 2011 was $14.4 million, up 126% from $6.4 million for the nine months ended March 31, 2010. Gross margin was 39.4% for the nine months ended March 31, 2011, compared to 38.1% in the comparable prior year period. Net income for the nine months ended March 31, 2011 was $9.6 million, or $0.29 per diluted share, an increase of 122% as compared to the net income of $4.3 million, or $0.14 per diluted share, in the corresponding period a year ago.

Financial Condition

As of March 31, 2011, cash and cash equivalents totaled $17.8 million, up 173% from $6.5 million on June 30, 2010. Accounts receivable increased to $14.9 million at the end of third quarter fiscal 2011, from $11.7 million at the end of June 2010, largely reflecting increased customer sales. At March 31, 2011, the Company had working capital of $22.3 million and a current ratio of 3.0. Stockholders’ equity totaled $31.1 million, up from $16.9 million on June 30, 2010. Net cash provided by operations was $8.8 million for the nine months ended March 31, 2011, compared with net cash provided by operations of $5.6 million for the same period in 2010.

Business Outlook

In light of the strong demand for the Company’s proprietary EVO products, the Company has decided to lease a new 30,000 square meter manufacturing facility, which is expected to commence operation in June 2011. The Company also plans to purchase additional manufacturing equipment to ramp up production to meet increasing demand for its products during the remainder of the year. In addition, the Company is currently promoting its new proprietary dual-color, dual-hardness foam sole products, which the Company believes are extremely innovative and unique compared to other offerings in China’s footwear market.

About 8888 Acquisition Corporation

The Company, through its wholly owned subsidiary, Jinjiang Chengchang Shoes Co., Ltd, is a leading designer and producer of high quality soles marketed to manufacturers of athletic and leisure shoes in China. From its strategically located manufacturing facilities in Jinjiang, Fujian Province, the Company distributes soles to its customers, which include many of China’s well recognized sportswear companies and an OEM supplier of Adidas® in Asia. The Company categorize its sole products into three primary product lines: (i) EVA, or ethylene vinyl acetate, sole products; (ii) RB, or synthetic rubber, sole products; and (iii) EVO, or EVO outsole, products which are an outgrowth of its EVA product line that is designed to be more abrasive resistance and lighter and softer than EVA product line. The Company also offers EVO compound pellet products. For more information, please visit: http://www.chandracn.com.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Such statements include, among others, those concerning market demand for our products, our new manufacturing facility, our future operating and financial results, our expectations regarding sales of our EVO soles and EVO compound pellet products, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. Forward-looking statements can be identified by the use of forward-looking terminology such as “will,” “believes,” “expects” or similar expressions. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and based upon premises with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on October 25, 2010, as amended, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC’s electronic data gathering analysis retrieval system at http://www.sec.gov.

8888 Acquisition Corporation
Unaudited Consolidated Balance Sheets
As of March 31, 2011 and June 30, 2010
(Stated in US Dollars)

	March 31, 2011	June 30, 2011
	[unaudited]	[audited]
Assets
Current assets
Cash and cash equivalents	$17,752,590	$6,513,199
Restricted cash	-	517,728
Accounts receivable, net	14,878,630	11,656,785
Inventory	318,993	196,958
Advance to Suppliers	443,448	-
Prepaid expenses and taxes	7,308	1,762
Total current assets	33,400,969	18,886,432

Non-current assets
Plant and equipment, net	5,317,040	5,671,102
Intangible assets, net	3,169,260	3,246,985
Deposits	336,652	42,780
Total non-current assets	8,822,952	8,960,867

Total Assets	$42,223,921	$27,847,299

Liabilities and Stockholders’ Equity

Liabilities
Current liabilities
Bank loans	$3,713,794	$2,787,651
Notes payable	-	1,725,759
Accounts payable and accruals	5,917,984	5,055,751
Taxes payable	1,332,509	1,333,397
Related party payable	119,989	-
Total current liabilities	11,084,276	10,902,558

Total Liabilities	$11,084,276	$10,902,558

Stockholders’ Equity
Preferred stock, $0.0001 par value, 50,000,000 shares authorized; 0 share issued and outstanding as of March 31, 2011 and June 30, 2010 respectively	$-	$-

Common stock, $0.0001 par value, 100,000,000 shares authorized; 33,966,667 and 31,419,167 shares issued and outstanding as of March 31, 2011 and June 30, 2010 respectively	3,397	3,142
Additional paid-in capital	5,197,929	1,279,740
Statutory reserves	750,389	750,389
Retained earnings	24,129,876	14,535,006
Accumulated other comprehensive income	1,058,054	376,464
Total stockholders’ equity	31,139,645	16,944,741

Total Liabilities and Stockholders’ Equity	$42,223,921	$27,847,299

8888 Acquisition Corporation
Unaudited Consolidated Statements of Income
For the three months and nine months ended March 31, 2011 and 2010
(Stated in US Dollars)

	Three Months Ended March 31		Nine Months Ended March 31
	2011	2010	2011	2010

Revenue	$10,432,547	$4,170,644	$36,665,296	$16,728,146
Cost of revenue	6,536,831	2,732,827	22,231,230	10,351,000
Gross profit	3,895,716	1,437,817	14,434,066	6,377,146

Selling expenses	65,828	26,891	286,010	102,758
General and administrative expenses	340,560	164,222	898,401	365,653
Total operating expenses	406,388	191,113	1,184,411	468,411

Operating income	3,489,328	1,246,704	13,249,655	5,908,735

Other income	-	7,853	-	8,835
Other expense	(159,979)	-	(245,203)	-
Interest income	16,660	-	32,133	-
Interest expense	(41,308)	(37,421)	(149,103)	(150,898)
Total other income/(expenses)	(184,627)	(29,568)	(362,173)	(142,063)

Pre-tax income	3,304,701	1,217,136	12,887,482	5,766,672

Provisions for income tax	865,340	302,450	3,292,612	1,439,840

Net income (loss)	$2,439,361	$914,686	$9,594,870	$4,326,832

Earnings per share
Basic	$0.07	$0.03	$0.29	$0.14
Diluted	$0.07	$0.03	$0.29	$0.14

Weighted average shares outstanding
Basic	33,966,667	31,419,167	32,947,667	31,419,167
Diluted	33,966,667	31,419,167	32,947,667	31,419,167

8888 Acquisition Corporation
Unaudited Consolidated Statements of Cash Flows
For the three months and nine months ended March 31, 2011 and 2010
(Stated in US Dollars)

	Three Months Ended March 31		Nine Months Ended March 31
	2011	2010	2011	2010

Net Income/(loss)	$2,439,361	$914,685	$9,594,870	$4,326,832
Adjustments to reconcile net income to net cash from operations:
Amortization	23,364	19,223	77,725	58,887
Depreciation	348,502	304,413	1,182,305	915,543
Loss on disposal of fixed asset	156,983	-	225,994	-
Provision for bad debt	-	-	16,190	-
Changes in operating assets and liabilities:
(Increase)/decrease in restricted cash	476,421	(307,232)	517,728	(300,650)
(Increase)/decrease in accounts and other receivables	2,059,915	2,275,626	(3,681,483)	1,479,640
(Increase)/decrease in inventories	(31,290)	382,172	(122,035)	989,723
(Increase)/decrease in prepaid expenses	(5,491)	(5,266)	(5,544)	(5,091)
Increase/(decrease) in accounts payables and accruals	(1,927,391)	(2,482,231)	982,221	(1,495,474)
Increase/(decrease) in taxes payables	(127,216)	(235,261)	(888)	(334,381)
Net cash provided by operating activities	3,413,158	866,129	8,787,083	5,635,029

Cash flows from investing activities
Proceeds from disposal of fixed assets	15,365	-	39,565	-
Payments for deposits	(300,608)	(46,482)	(293,872)	(46,482)
Payments for land use rights	-	-	-	-
Payments for purchases of plant and equipment	(229,315)	(250,849)	(1,093,802)	(360,822)
Net cash provided/(used) in investing activities	(514,558)	(297,331)	(1,348,109)	(407,304)

Cash flows from financing activities
Proceeds from Issuance of common stock	-	-	3,918,444	-
Proceeds from/(repayments of) notes	(476,421)	1,024,106	(1,725,759)	1,002,167
Proceeds from/(repayment of) bank loans	782,671	(748,398)	926,143	(748,398)
Repayment of loan to related party	-	-	-	(2,998,303)
Net cash provided/(used) in financing activities	306,250	275,708	3,118,828	(2,744,534)

Net Increase of cash and cash equivalents	3,204,850	844,505	10,557,802	2,483,191
Effect of foreign currency translation on cash	142,779	1,355	681,590	2,039
Cash and cash equivalents at beginning of year	14,404,961	4,599,526	6,513,198	2,960,156
Cash and cash equivalents at end of year	$17,752,590	$5,445,386	$17,752,590	$5,445,386